Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FBL Financial Group, Inc. Director Compensation Plan of FBL Financial Group, Inc. of our reports dated February 18, 2009, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of FBL Financial Group, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
May 18, 2009